UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Kentucky Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KENTUCKY BANCSHARES, INC.

339 Main Street

Paris, KY  40361

(859) 987-1795

Notice of Annual Meeting of Shareholders
to be held May 22, 2018

April 16, 2018

To Our Shareholders:

The annual meeting of the shareholders of Kentucky Bancshares, Inc. will be held as follows:

Date:	Tuesday, May 22, 2018
	
Time:	11:00 a.m., Eastern Daylight Time
	
Place:	Kentucky Bank Main Office 339 Main Street Paris, Kentucky
	
Purpose:	•	To ratify the appointment of Crowe Horwath LLP as the Company’s registered public accountants for 2018,
	•	To elect three Class I directors,
	•	To obtain a non-binding advisory vote on the Company’s overall executive compensation programs and procedures, and
	•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	Close of business on March 15, 2018.

All Shareholders are cordially invited to attend the Annual Meeting.  Whether or not you expect to attend the Annual Meeting in person, please sign and date the enclosed Proxy, and return it promptly so your shares of stock may be voted.

Thank you for your time and consideration.  Please feel free to contact my office should you have any questions.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory J. Dawson
Secretary, Kentucky Bancshares, Inc.

YOUR VOTE IS IMPORTANT

Please vote by telephone, internet, or mark, sign, date, and return the accompanying proxy immediately even if you plan to attend the Annual Meeting.

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1.  Proper identification.

2.  Acceptable Proof of Ownership if your shares are held in “street name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Kentucky Bancshares, Inc. stock on the record date or (b) an account statement showing that you owned Kentucky Bancshares, Inc. stock on the record date.

Only shareholders of record on the record date may attend or vote at our Annual Meeting of Shareholders.

KENTUCKY BANCSHARES, INC.

339 Main Street
Paris, KY  40361

The 2017 Annual Report to Shareholders and our Annual Report on Form 10-K for the period ending December 31, 2017, which include our financial statements, are being mailed to shareholders together with these proxy materials on or about April 16, 2018.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kentucky Bancshares, Inc. (the “Company,” “we,” “us,” or “our”) for use at our Annual Meeting of Shareholders to be held on May 22, 2018, and at any adjournments (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2018.

This proxy statement, form of proxy, our 2017 Annual Report to Shareholders, and our Annual Report on Form 10-K for the period ending December 31, 2017, which includes financial statements, are available at www.envisionreports.com/ktyb.

Directions to Shareholder Meeting.

Our shareholder meeting will be held at Kentucky Bank’s main office located at 339 Main Street, Paris, Kentucky.  If you need directions, please contact our Secretary at Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary or call our office at (859) 988-1303.

Who Can Vote; Voting Rights.

Each share of our common stock that you held on the record date entitles you to one vote on any matter, other than the election of directors that may properly come before the Annual Meeting.  In the election of directors, each holder of shares of our common stock has “cumulative voting rights.”

“Cumulative voting rights” means you are entitled to multiply the number of shares of common stock you hold by the number of directors to be elected and cast the total for a single nominee or divide the votes in any manner among the nominees.  This is in contrast to “regular” or “statutory” voting in which you may only cast the total number of shares of common stock you hold for any single director nominee.  For example, we have three director nominees.  If you hold 500 shares (with one vote per share), under the regular method you could vote a maximum of 500 shares for each one candidate (giving you 1,500 votes total—500 votes per each of the three candidates). With cumulative voting, you are afforded the 1,500 votes from the start and could choose to vote all 1,500 votes for one candidate, 750 each to two candidates, or otherwise divide your votes whichever way you wanted.

If you choose to exercise your cumulative voting rights, you will not be able to vote by internet or telephone.  If, however; you choose to vote for or against each director nominee, then you may vote by internet or telephone.

On the record date, there were 2,978,628 shares of our common stock issued and outstanding.

Votes Required and Quorum.

Votes Required.  Our corporate Secretary will count votes cast at the Annual Meeting.  Our directors are elected by cumulative voting of the votes cast at the Annual Meeting.  The three director nominees receiving the most votes for director positions expiring in 2018 will be elected directors.  All other matters, including the proposal to ratify the appointment of Crowe Horwath LLP as the Company’s registered public accountants for 2018, will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the Annual Meeting, except as otherwise provided by statute, our articles of incorporation or our bylaws.  Abstentions as to all such matters to come before the Annual Meeting will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Brokers, banks, and other institutions holding shares of record for customers generally are not permitted to vote on certain matters unless they receive voting instructions from their customers.  When brokers, banks, and other institutions do not receive voting instructions from their customers, they notify the Company on the proxy form that they lack voting authority.  The votes that could have been cast on the matter in question by brokers, banks, and other institutions who did not receive voting instructions are called “broker non-votes.”  Broker non-votes will not be counted as votes for or against a matter and will not be included in calculating the number of votes necessary for approval on those matters.

Quorum.  A quorum at the Annual Meeting is at least a majority of the outstanding shares of our common stock entitled to vote present in person or represented by proxy.  Shares of our common stock represented by properly executed and returned proxies will be treated as present at the Annual Meeting.  Shares of our common stock present at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted.

The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.

How To Vote If You Are the Registered Owner.  If at the close of business on March 15, 2018, your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record of those shares and we have mailed these proxy materials to you.  You may vote your shares by internet*, telephone*, or by mail as further described below.  Your vote authorizes each of Buckner Woodford IV and Gregory J. Dawson as proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•

Vote by internet* — Access www.envisionreports.com/ktyb and follow the on-screen instructions.  Have your proxy card available when you access the web page. The internet and phone number are for registered holders only — not through brokers.

•

Vote by Telephone* — Call toll-free (1-800-652-VOTE (8683)) in the United States, US Territories & Canada from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call.

•	Vote by Mail — Mark, sign, and date your proxy card, and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet, telephone or mail, will be voted at the Meeting.  If you vote by internet or telephone, please do not mail your proxy card.

*You may not vote by internet or telephone if you choose to exercise your cumulative voting rights with respect to director nominees. See “Who Can Vote; Voting Rights — Cumulative voting rights” on page 3 above for an explanation of how cumulative voting works.

How To Vote If You Hold Your Shares In Street Name.  If at the close of business on March 15, 2018 you held your shares in “street name” (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

Voting At The Annual Meeting. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.  If you wish to vote in person at the Annual Meeting but hold your stock in “street name,” then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

How Proxies Will Be Voted.  If you properly return a proxy as specified above, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

FOR the proposed ratification of the appointment of Crowe Horwath LLP as the Company’s registered public accountants for 2018;

FOR the proposed director nominees (or, if deemed appropriate by the individuals appointed in the proxies, less than all of the proposed director nominees based upon the results of the cumulative voting);

FOR the proposed non-binding advisory vote on the Company’s overall executive compensation programs and procedures; and

FOR the transaction of such other business as may properly come before the Annual Meeting.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this proxy statement.  By voting by telephone, the internet, or by signing, and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking a Proxy.  You may revoke or change your proxy at any time before it is exercised by (i) filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy (Gregory J. Dawson, Secretary, Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361); (ii) submitting to the Secretary a duly-executed proxy bearing a later date relating to the same shares of our common stock that you hold; (iii) voting again by internet or telephone (unless you are exercising your cumulative voting rights, in which case voting by internet or telephone is not an option) or (iv) appearing at the Annual Meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of our common stock in person.  If your shares are held in “street name” (through a broker, bank or other institution) please contact your broker, bank or other institution to revoke or change your proxy.

Proxy Solicitations.

We will pay all of the expenses of this solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our common stock.  In addition to solicitations by mail, our directors, officers, and employees may solicit proxies personally or by telephone without additional compensation.

Multiple Shareholders Sharing the Same Address.

One copy of our Annual Report to Shareholders, including financial statements, and one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from the affected shareholders.  If at any time you would prefer to receive a separate proxy statement,  as well as, a separate copy of our Annual Report to Shareholders, including financial statements, then please notify your broker or other institution or direct your written request to Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.

Shareholders’ Proposals for 2019 Annual Meeting.

We presently contemplate that the 2019 Annual Meeting of Shareholders will be held on or about May 21, 2019.  If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing by no later than December 17, 2018 (the date that is 120 days before the first anniversary of the date on this proxy statement) to: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.  We recommend that you send any proposals by certified mail, return receipt requested.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance.  Our bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the Meeting.  However, if you do not notify us on or before March 1, 2019 of any matter that you wish to present at next year’s annual meeting, then the shareholders’ proxies that we solicit in connection with our 2019 Annual Meeting of Shareholders will confer on the proxy holders discretionary authority to vote on the matter that you present at our 2019 Annual Meeting.

Corporate Governance.

Code of Ethics.  Ethical business conduct is a shared value of our Board of Directors, management and employees.  Our Code of Ethics applies to our employees and officers, including the principal executive officer and principal financial officer.

Our Code of Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business.  We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in the Code of Ethics.  A copy of our Code of Ethics is available at our website www.kybank.com in the section entitled “About Us” under “Investor Relations” in the “Corporate Information — Governance Documents” subsection.

Board Structure and Committees. As of the date of this proxy statement, our Board of Directors consists of ten (10) members.  Our Board of Directors held four meetings during 2017, consisting of four regularly scheduled meetings.  All directors, except Messrs.  Caudill and Hinkle, attended at least 75% of the total number of board meetings and the meetings of the committees to which they belonged.  Our Board of Directors does not have a specific policy for director attendance at our annual meeting of shareholders.  Two of our directors attended our 2017 annual meeting.

Our Board of Directors has a standing Compensation Committee and Audit Committee but does not have a standing nominating committee.

Compensation Committee Members	Functions of the Committee	Meetings in 2017
Edwin S. Saunier (Chairman) Henry Hinkle Ted McClain	Determines compensation of our executive officers and oversees our assessment of whether our compensation practices are reasonably likely to expose the Company to material risks Please refer to the sections in this proxy statement entitled “Compensation Discussion and Analysis” and the “Report of the Compensation Committee” for more information	11

Audit Committee Members *	Functions of the Committee	Meetings in 2017
Robert G. Thompson (Chairman) Jack W. Omohundro Edwin S. Saunier	Monitors the integrity of our financial reporting processing and systems of internal controls regarding finance, accounting, and legal compliance Selects our independent auditor and determines such auditor’s compensation Monitors the independence and performance of the independent auditor, management, and the internal audit department Provides an avenue of communication among the independent auditors, management, the internal audit department, and the Board of Directors Pre-approves, if appropriate, all related party transactions	12

 * Betty J. Long served on the Audit Committee during 2017, but does not serve on the Committee in 2018.

Committee Charters.  Only our Audit Committee has a charter, which is available at our website www.kybank.com in the section entitled “About Us” under “Investor Relations” in the “Corporate Information — Governance Documents” subsection.

The Board of Directors does not limit the number of audit committees for other corporations on which its audit committee members may serve.  None of the committee members currently serves on another audit committee for a publicly-held entity.

Board and Committee Independence.  The Board has determined that each of its members is independent as defined by the rules of NASDAQ except for its current employee directors:  Mr. Caudill and Mr. Prichard.  While our Board determined that Mr. McClain and Mr. Van Meter are each independent under the rules of NASDAQ, it did have to consider the Company’s payments to their companies.  Mr. McClain owns 40% of The Hopewell Company, Inc., which is a family business.  The aggregate amount the Company paid to The Hopewell Company, Inc. for property or services during each of 2017, 2016  and 2015 did not exceed the greater of $200,000 or 5% of Hopewell Insurance Company’s consolidated gross revenues for the applicable fiscal year.   Mr. Van Meter is the sole owner of a company that rents parking space to us.  The aggregate amount the Company paid to Mr. Van Meter’s company was below the $120,000 threshold set by NASDAQ.

Audit Committee Financial Expert.  Our Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of NASDAQ for audit committee members.  Further, our Board of Directors has determined (in accordance with Securities and Exchange Commission Regulation S-K 407(d)) that Mr. Jack W. Omohundro satisfies the qualifications of financial expert and Mr. Omohundro accordingly has been designated as the Audit Committee financial expert.

Consideration of Director Nominees.  The members of our Board who are independent directors under NASDAQ rules approve the nominees for director to be presented for election based upon their review of all proposed nominees for the Board, including those proposed by shareholders.  This year our Strategic Planning/Governance Committee, comprised of Messrs. Caudill, Hinkle, Prichard, and Woodford, suggested that the directors Messrs. McClain, Saunier, and Woodford IV, whose terms are expiring this May be considered as candidates for nomination.  The independent members of the Board of Directors select qualified candidates based upon the criteria set forth below and review their recommendations with the Board. The independent directors approved the suggested nominees and invited each of these candidates to be a nominee for election to the Board.

Board members must possess the acumen, education and experience to make a significant contribution to the Board, and bring a diverse range of skills and perspectives to satisfy the perceived needs of the Board at a particular time.  Board members must have the highest ethical standards, a strong sense of professionalism, independence and an understanding of our business.  Additionally, Board members must have the aptitude and experience to fully appreciate the legal responsibilities of a director and the governance processes of a public company, a willingness to commit, as well as have, sufficient time to discharge their duties to the Board and such other factors as the independent members of the Board of Directors determine are relevant in light of the needs of the Board and the Company.

For a shareholder to submit a candidate for consideration as a director, a shareholder must notify our Secretary.  To be considered for nomination and inclusion in our proxy statement at the 2019 Annual Meeting, a shareholder must notify our Secretary no later than December 17, 2018 (the date that is 120 days before the first anniversary of the date on this proxy statement).  Notices should be sent to: Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.

Communications with the Board.  Our Board of Directors has established a process for shareholders to communicate with the Board or an individual director.  Shareholders may contact the Board or an individual director by writing to the attention of one or more directors at our principal executive offices at Kentucky Bancshares, Inc., 339 Main Street, Paris, Kentucky 40361, Attention: Gregory J. Dawson, Secretary.  Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party.

Board Leadership Structure and Role in Risk Oversight.  We are a financial holding company effective June 26, 2014 (previously a bank holding company) that was formed in 1981 under the Bank Holding Company Act of 1956, as amended. We are the parent company of Kentucky Bank, a separately chartered commercial state bank, and KBI Insurance Company, Inc., a captive insurance company.

Our Board is comprised of eight independent directors and two employee directors.  We are committed to a strong, independent Board and believe that objective oversight of the performance of our management is a critical aspect of effective governance.  Accordingly, the role of Chairman of the Board and Chief Executive Officer are held by different individuals.  Our Chairman is an independent director and has the following duties:

•	Chair and preside at Board meetings;
•	Coordinate with our CEO in establishing the agenda and topic items for Board meetings;
•	Advise on the quality, quantity, and timeliness of the flow of information from management to the Board;
•	Act as principal liaison between management and the Board on sensitive issues;
•	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate;
•	Assist the Compensation Committee with the annual evaluation of the performance of the CEO; and
•	Provide an important communication link between the Board and shareholders, as appropriate.

Our Board of Directors, together with the Audit and Compensation Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk.  These committees report regularly to the entire Board of Directors on risk-related matters and provide our Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, and reputational risks.

In addition Kentucky Bank has its own board of directors, audit and asset liability management committees, which provide risk management.  Our CEO serves on the board of Kentucky Bank.  One of the key responsibilities of the subsidiary board is to manage strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, and reputational risks.  While we have not developed an enterprise-wide risk statement, our Board of Directors believes that sound credit underwriting to manage credit risk, and a conservative investment portfolio to manage liquidity, and interest rate risk contribute to an effective oversight of the Company’s risk, and we require our subsidiaries to follow this philosophy.

Report of the Audit Committee.

The Audit Committee of the Board of Directors has furnished the following report:

The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board.  Our Audit Committee charter can be located at our website www.kybank.com in the section entitled “About Us” under “Investor Relations” in the “Corporate Information — Governance Documents” subsection.

The Audit Committee reviews and reassesses the Charter annually, and recommends any changes to the Board for approval.

Management is responsible for the preparation of the Company’s financial statements.  The Company’s registered independent public accounting firm is responsible for the audit of the financial statements.  The Audit Committee is responsible for overseeing the Company’s overall financial reporting process.  In fulfilling its responsibilities for the financial statements for fiscal year 2017, the Audit Committee:

Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management and Crowe Horwath LLP (“Crowe Horwath”), the Company’s independent registered public accounting firm at the time of the audit;

Discussed with Crowe Horwath the matters required to be discussed by the PCAOB Auditing Standard 1301 - Communications with Audit Committees (PCAOB Rel. No. 2015-002) relating to the conduct, scope, and results of the audit; and

Received written disclosures and the letter from Crowe Horwath regarding its independence as required by the Public Company Accounting Oversight Board.

The Audit Committee discussed with Crowe Horwath such firm’s independence.  The Audit Committee also discussed with management and Crowe Horwath the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing.  The Audit Committee discussed with the independent auditors their audit plans, audit scope, and identification of audit risks.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Crowe Horwath, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert G. Thompson, Chairman

Jack W. Omohundro     Edwin S. Saunier

Fees of Independent Registered Public Accounting Firm.

Preapproval Policies and Procedures.  The Audit Committee’s policy is to approve in advance all audit fees and terms and non-audit services permitted by law to be provided by the external auditors.  In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and non-audit services described below, for the upcoming or current fiscal year, subject to specified cost levels.  Other services include:

• Consultation regarding financial accounting and reporting standards;
• Discussions related to accounting for proposed acquisitions;
• Discussions regarding regulatory requirements;
• Consultation concerning tax planning strategies; and
• Audits of benefit plans.

Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the Audit Committee.  None of those services required use of the de minimis exception to preapproval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services.  The aggregate fees we incurred for professional services rendered by Crowe Horwath were as follows:

Audit fees - Fees for the consolidated financial statement audit, review of the Company's Form 10-Q's were $182,000 for 2017 and $148,750 for 2016.

Audit related fees - Aggregate fees for all assurance and related services were $13,750 for 2017 and $13,250 for 2016.  These fees were incurred for audits of benefit plans in 2017 and 2016.

Tax fees - Fees related to tax compliance, advice and planning were $48,025 for 2017 and $40,175 for 2016.

All other fees - Consulting fees related to risk management in 2017 and 2016 were $3,750 for 2017 and $7,500 for 2016.

All services provided by Crowe Horwath in 2017 and 2016 were approved by the Audit Committee.  All fees were approved in accordance with the preapproval policy.  The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

PROPOSAL NO. 1

Ratification of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, the Board engaged Crowe Horwath as its independent registered public accounting firm for the fiscal year ending December 31, 2017.  Our Audit Committee and Board seek shareholder ratification of our Board’s appointment of Crowe Horwath to act as the independent auditors of our and our subsidiaries’ financial statements for the fiscal year ending December 31, 2018.  If the shareholders do not ratify the appointment of Crowe Horwath, our Audit Committee and Board will reconsider this appointment for 2018.  Crowe Horwath will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Company’s Board of Directors recommends voting FOR this proposal.

Director Compensation.

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. Additionally, each director of the Company is also a director of Kentucky Bank, our operating subsidiary.  In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company to be an effective member of the Board.

The form and amount of director compensation is reviewed by the Compensation Committee, which makes recommendations to the full Board.

Cash Compensation.  Each Director receives an annual fee of $10,000 ($5,000 to be paid in stock-see below) and a fee of $700 for attending each Company board meeting and each Kentucky Bank board meeting, including $700 for one paid absence per year.  The Chairman of the Board receives $1,000 for each meeting, including one paid absence per year.  Each Committee Chair receives an additional annual fee of $2,000.  Audit Committee members do not receive an additional fee for serving on the Audit Committee.

Non-employee Directors receive a fee of $100 for attending each Loan Committee meeting of Kentucky Bank and a fee of $400 for all other committee meetings of the Company and of Kentucky Bank that he or she attends (for which he or she is a member).

Equity-Based Compensation.  Non-employee Directors have received equity-based compensation under our 1993 Non-Employee Directors Stock Ownership Incentive Plan.  Pursuant to this plan, non-employee directors have been granted options to purchase shares of our common stock following each year in which Kentucky Bank has a return on assets of one percent (1%) or greater.  If options were granted, then the options were typically awarded on the first business day in March following the year the performance goals were met, have terms of ten years, vest immediately and are exercisable at a strike price equal to 100% of the closing market price of a share of our common stock on the grant date.  Exercise rights expire 90 days after resignation or retirement (before age 72) from the Board and one (1) year after death, disability or mandatory retirement from the Board (age 72).  As of February 28, 2018, no Directors hold vested, unexercised options under this plan.  And we no longer issue any options under this plan because it has expired.

Prior to July 2015, non-employee Directors received equity-based compensation in the form of restricted stock under our 2009 Stock Award Plan following each year in which Kentucky Bank had a return on assets of one percent (1%) or greater. Twenty percent of each grant vests annually on anniversary date of the grant (assuming the recipient is still a director).  Vesting expires 90 days after termination of directorship and one (1) year after death, disability or retirement.  Upon a change of control, any restriction period will expire immediately and the director will hold the restricted stock free of any restrictions.  In 2017, no shares were granted under this formula.

Non-employee Directors receive equity-based compensation in the form of stock under our 2009 Stock Award Plan equivalent to approximately $5,000 for part of their annual retainer.  In 2018, we granted 109 shares of stock to each of our Directors, except Mr. Prichard.

2017 Director Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our non-employee Directors and Mr. Caudill (employee) during 2017.  The compensation of Mr. Prichard is reflected in the Summary Compensation Table under Executive Compensation.

	Fees Earned
	or Paid	Stock	Option	All Other
Name of Director	in Cash(1)	Awards (2)	Awards (3)	Compensation (4)	Total

B. Proctor Caudill, Jr.	$16,900	$5,005	—	$51,505	$73,410
Henry Hinkle	18,400	5,005	—	—	23,405
Betty J. Long	26,200	5,005	—	—	31,205
Ted McClain	24,600	5,005	—	—	29,605
Jack W. Omohundro	22,100	—	—	—	22,100
Edwin S. Saunier	28,800	5,005	—	—	33,805
Robert G. Thompson	28,500	5,005	—	—	33,505
Woodford Van Meter	25,100	5,005	—	6,000	36,105
Buckner Woodford IV	34,000	5,005	—	—	39,005

(1)	Includes fees paid for serving as a director of Kentucky Bank and attending committee meetings of Kentucky Bank of which he or she is a committee member.

(2)

The amounts under this column represent the aggregate grant date fair value of the shares of our common stock that we granted each Director as partial payment for their director fees computed in accordance with FASB ASC Topic 718.  The aggregate number of shares granted to each of director, except Messrs. Omohundro and Prichard, in 2017 is as follow:  Messrs. Caudill, Hinkle, McClain, Saunier, Thompson, Van Meter, and Woodford - 154 each, and Mrs. Long – 154

(3)

We did not grant any stock options to our directors in 2017.  The aggregate number of stock options held by each our directors, except Mr. Prichard, as of December 31, 2017 is as follows:  Messrs. Hinkle, McClain, Saunier, Thompson, and Van Meter - 100 each, Mrs. Long - 100, and Messrs. Caudill and Woodford - 0 each.  All of these options expired after December 31, 2017.

(4)

The amount for Mr. Caudill includes employee compensation, premiums paid for life insurance and mobile phone allowance.  As described in “Transactions with Related Persons,” Mr. McClain is a partial owner of The Hopewell Company, Inc., which received $560,719 from the Company.  The amounts attributed to premium payments are directly passed through to insurance companies that issued the insurance policies we bought.  The amount retained by the company for services was less than $200,000.  Because these fees are not paid directly to Mr. McClain, we have not included them in the table.  The amount paid to Mr. Van Meter reflects the amount we paid him for parking lot rent.

Directors.

Classified Board.  Under our Amended and Restated Articles of Incorporation, our Board of Directors consists of three different classes (Class I, Class II, and Class III) as nearly equal in number as the then total number of directors constituting the Board permits.  The directors in each class serve for a term of three years, and one class is elected annually.

Term; Vacancies.  At the Annual Meeting, you will be asked to elect three directors for a term to expire at the Annual Meeting of Shareholders to be held in 2021.  Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

Independence of Directors.  In accordance with rules of NASDAQ, all of the nominees for director, and all continuing directors listed below, meet the NASDAQ definition of “independent” except for Messrs. Caudill and Prichard.

Director Qualifications.  Our Board of Directors currently consists of ten members who are well-qualified to serve on our board and represent our shareholders’ best interests.    Follwing our annual meeting, we anticipate having nine directors.  Our nominees are selected with a view of establishing a board of directors that meet the criteria for qualified candidates that is set forth above under the caption “Corporate Governance- Consideration of Director Nominees.”  We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors.  Together, our director nominees and continuing directors provide our Board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, knowledge of the commercial banking industry, experience with companies that serve the same communities that our various bank subsidiaries serve, and extensive operational and strategic planning experience.  The following describes the key qualifications, business skills, experience, and perspectives that each of our directors brings to the Board of Directors, in addition to the general qualifications under “Corporate Governance- Consideration of Director Nominees” and information included in the biographical summaries provided below for each director.  We believe that each individual’s skills and perspectives strengthen our Board’s collective qualifications, skills and experience.

Name	Qualifications
B. Proctor Caudill, Jr.

Extensive banking career beginning in 1973; significant executive management experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of the Company’s business, strategy and management team.

Louis Prichard

Extensive banking career beginning in 1977; significant executive management experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of the Company’s business, strategy and management team.

Woodford Van Meter

Comprehensive business management experience as a managing physician of an ophthalmology practice; extensive analytical and planning skills as a Professor of Ophthalmology for a medical school; in-depth knowledge of the Company’s business, strategy and management team.

Betty J. Long

Extensive banking career beginning in 1965; significant executive management and financial experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of the Company’s business, strategy and management team; brings gender diversity to our Board.

Ted McClain	Extensive risk management, financial and operations skills and general business experience through ownership of an insurance company.

Edwin S. Saunier

Extensive executive management and financial experience as owner and president of a moving and storage business; degree in accounting; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations.

Buckner Woodford IV

Extensive banking career beginning in 1971; significant executive management and financial experience in banking industry; knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of the Company’s business, strategy and management team from previously serving as President of the Company and from serving as a director of Kentucky Bank since 1971.

Henry Hinkle

Extensive executive management and financial experience as owner and president of a paving and construction company; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of the Company’s business, strategy and management team from serving as a director of Kentucky Bank since 1989.

Jack W. Omohundro

Extensive financial, operational and general business skills as a Certified Public Accountant (CPA), MBA and degree in accounting; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations; appointed in 2016 to fill the term left vacant by Mr. Ted Kuster’s retirement at the end of 2015.

Robert G. Thompson

Extensive management, financial, operational and general business skills as a business entrepreneur in the farming and thoroughbred industry; extensive knowledge of local communities including service on numerous local boards of various civic and professional organizations; in-depth knowledge of the Company’s business, strategy and management team from serving as a director of Kentucky Bank since 1991.

PROPOSAL NO. 2

Election of Directors

Our Board has nominated each of Mr. Ted McClain, Mr. Edwin S. Saunier, and Mr. Buckner Woodford IV to serve an additional 3-year term, until our 2021 annual shareholders’ meeting (or until their successors have been elected and qualified).  All three directors are currently serving on our Board and their terms expire at the annual meeting.

Each of the nominees has agreed to serve as a director if elected.  Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of these nominees.  Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

If any of the director nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.  At this time, the Board of Directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Information about Director Nominees and Continuing Directors.  The following tables set forth information with respect to each nominee for director, and with respect to continuing directors who (by virtue of the classes in which they serve) are not nominees for re-election at the Annual Meeting.

Name of Director	Age	Principal Occupations, Other Public Directorships and Positions with the Company (1)	Year First Elected a Director

		Class I
		Directors Nominated for a 3-Year Term to Expire in 2021

Ted McClain	66	Insurance agent and partial owner of The Hopewell Company, Inc. Director of Kentucky Bank since 2002.	2003

Edwin S. Saunier	60	President of Saunier North American, Inc., a moving and storage company. Director of Kentucky Bank since 2007.	2007

Buckner Woodford IV	73	Chairman of the Board of the Company and Kentucky Bank. President and CEO of the Company from 1991-2004. Director of Kentucky Bank since 1971.	1981

Name of Director	Age	Principal Occupations, Other Public Directorships and Positions with the Company (1)	Year First Elected a Director

		Class II
		Continuing Directors Whose Terms Expire 2019

B. Proctor Caudill, Jr.	68	Special Projects Manager of the Compay since 2006. President and CEO of Peoples Bancorp of Sandy Hook, Inc. from 1981 to 2006 and President from 1999 to 2006. CEO of Peoples Bank, (Sandy Hook, Kentucky) from 1981 to 2006.	2006

Louis Prichard	64	President and CEO of the Company and Kentucky Bank since 2004. President and Chief Operating Officer of the Company and Kentucky Bank from 2003 to 2004. Director of Kentucky Bank since 2003.	2003

Woodford Van Meter	64	Ophthalmologist. Director of Kentucky Bank since 2004.	2004

Class III
Continuing Directors Whose Terms Expire 2020

Henry Hinkle	66	CEO/Treasurer of Hinkle Holding Company, LLC. Director of Kentucky Bank since 1989.	1989

Jack W. Omohundro	35	Secretary/Treasurer of The Allen Company. Director of Kentucky Bank since 2016.	2016

Robert G. Thompson	68	Farmer and thoroughbred horse breeder. Director of Kentucky Bank since 1991.	1991

(1)	Kentucky Bank is our operating subsidiary. We acquired Peoples Bancorp of Sandy Hook Inc. and Peoples Bank, (Sandy Hook, Kentucky) in 2006.

None of the nominees or continuing directors is a director of any company with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or any company registered as an investment company under the Investment Company Act of 1940.

The Company's Board of Directors recommends voting FOR the election of each of the Nominees for Director.

Stock Ownership of Directors and Executive Officers.

We believe it is important for our Directors and executive officers to align their interests with the long-term interests of our shareholders.  Although we have encouraged stock accumulation through the grant of equity incentives to our directors and executive officers, we have not historically required our directors and executive officers to own shares of our common stock.  With our revised director compensation plan, our Directors have begun receiving shares of our common stock as part of their annual compensation.

Except as otherwise indicated below, the table below shows the amount of our common stock each of our Directors and Named Executive Officers (as defined in the Executive Compensation section below) owned on March 7, 2018.  Unless otherwise indicated, all shares shown are held with sole voting and investment power.

		Number of
	Number of	Shares	Total Number
	Shares Not	Subject to	of Shares
	Subject to	Exercisable	Beneficially	Percent of
Name of Beneficial Owner	Options	Options (1)	Owned (2)	Class (3)

Jim Braden	1,410	—	1,410	*
B. Proctor Caudill, Jr.(4)	123,974	—	123,974	4.2%
Gregory J. Dawson	6,902	—	6,902	*
Norman J. Fryman	170	—	170	*
Henry Hinkle (5)	46,552	—	46,552	1.6%
William Hough	12,714	—	12,714	*
Betty J. Long (6)	3,215	—	3,215	*
Ted McClain (7)	3,320	—	3,320	*
Jack W. Omohundro	1,709	—	1,709	*
Louis Prichard (8)	11,282	—	11,282	*
Edwin S. Saunier (9)	3,532	—	3,532	*
Robert G. Thompson (10)	6,632	—	6,632	*
Woodford Van Meter (11)	35,411	—	35,411	1.2%
Buckner Woodford IV (12)	180,190	—	180,190	6.0%
Other Executive Officers	24,549	—	24,549	*

Directors and Executive Officers as a group	448,848	—	448,848	15.1%

*Ownership is less than 1.0%

(1)	Shares of common stock attributed to a named person by virtue of options exercisable currently or within sixty days of March 7, 2018.

(2)	Total number of shares beneficially owned does not include the following non-vested shares of restricted stock:

Number of Shares of
Name of Beneficial Owner	Restricted Common Stock

Executive Officers
Jim Braden	495
Gregory J. Dawson	495
Norman J. Fryman	495
William Hough	495
Louis Prichard	1,050
Executive Officers as a group	5,734

(3)	Based on 2,978,628 shares of our common stock outstanding as of March 7, 2018.

(4)	Includes 19,725 shares held of record by Mr. Caudill’s wife, as to which Mr. Caudill’s disclaims beneficial ownership.

(5)

Includes 180 shares held by Mr. Hinkle’s wife, as to which Mr. Hinkle disclaims beneficial ownership.  Includes 42,280 shares held of record by Hinkle Holding Company, LLC, as to which Mr. Hinkle, as president, has shared voting power.

(6)	Includes 2,483 shares held in a retirement account.

(7)	Includes 1,000 shares held of record by The Hopewell Company, Inc., as to which Mr. McClain, as a 40% owner and officer, has voting power.

(8)

Includes 1,435 shares held of record by Mr. Prichard’s wife, as to which Mr. Prichard disclaims beneficial ownership, 2,587 shares held by a trust, as to which Mr. Prichard disclaims beneficial ownership and 2,110 shares held jointly with his wife.

(9)	Includes 800 shares held in a retirement account.

(10)	Includes 400 shares held of record by Mr. Thompson’s wife, as to which Mr. Thompson disclaims beneficial ownership.

(11)	Includes 3,200 shares held of record by Mr. Van Meter’s wife, as to which Mr. Van Meter disclaims beneficial ownership.

(12)	Includes 9,000 shares held by Mr. Woodford’s wife, as to which Mr. Woodford disclaims beneficial.

Executive Compensation.

Compensation Discussion and Analysis.

Overview of Compensation Program. The Compensation Committee (“Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy.  The Committee ensures that the total compensation paid is fair, reasonable, and competitive.  The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2017, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established corporate and individual goals, with the ultimate objective of improving shareholder value.  The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  To that end, the Committee believes that the executive compensation packages we provide to our executives, including the Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

For 2015 through 2017, the Committee and CEO evaluated and relied primarily on Blanchard Consulting Group Executive Compensation Review.  After reviewing and evaluating these surveys and information, the Committee then made a subjective judgment to determine a percentage increase in total base pay.  Each manager, based on this aggregate percentage increase, is allocated a pool of funds to award increases among the employees the manager supervises.  For 2017, increases of 4-10% were granted to the Named Executive Officers.

Effect of Nonbinding Shareholder Advisory Vote:  At our 2017 shareholder meeting, we asked our shareholders for a non-binding advisory vote on our programs and procedures related to our executive compensation.  While the shareholder vote was not binding, our Board did review and consider the voting results.  Ninety-four percent of the votes cast were in favor of our compensation programs and procedures.  As a result, we determined that we did not need to consider changing our overall approach to executive compensation.

Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for the CEO and approves recommendations regarding equity awards to all officers of the Company.  Using their discretion, our CEO and our Chief Operating Officer awards the salary and non-equity compensation to the remaining executive officers, using the pool of funds allocated to them from the overall percentage increase established by the Committee.

Setting Executive Compensation.  Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.  A significant percentage of total compensation is allocated to incentives.

The Committee reviews relevant market data and alternatives when making compensation decisions for the CEO.  Up to 52.5% of base compensation may be earned in performance-based incentive compensation as a result of the performance of the Company, compared to established goals.

2017 Executive Compensation Components.  For the fiscal year ended December 31, 2017, the principal components of compensation for Named Executive Officers were base salary, performance-based incentive compensation, long-term equity incentive compensation, and retirement and other benefits.

Currently Paid Compensation Components:

Base Salary.  We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility.  Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility.  Recently, the Committee and the CEO primarily relied upon the Blanchard Consulting Group Compensation Review in setting salary ranges on an annual basis.  Every five years, the Committee recalibrates salary ranges based on the overall value of each job by comparing current market rates of benchmark jobs and assigning all jobs to salary grades, after considering their market value and internal value.  During his review of base salaries for other executives, the CEO primarily focuses on the individual’s performance.

Performance-Based Incentive Compensation.  The Management Incentive Plan (“MIP”) was created to promote continual high performance by officers of the Company through achievement of corporate goals and encouragement of growth of shareholder value.  We currently have approximately 55 officers (including the Named Executive Officers) who are eligible to receive cash awards under MIP.  The MIP provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification.  Annually, the Committee considers whether any changes should be made with the MIP.  The MIP includes various incentive levels based on the participant’s accountability and impact on our operations, with target award opportunities that are established as a percentage of base salary.  These maximum targets range from 45.0% of base salary to 52.5% of base salary for the Named Executive Officers.

The Named Executive Officers individual performance goals are aligned with the Company’s strategic focus areas.  For the 2017 performance year, the Compensation Committee set the following individual performance objectives for the President and Chief Executive Officer, and the President and Chief Executive Officer set the following goals for the other Named Executive Officers:

•

Mr. Prichard, President and Chief Executive Officer.  Mr. Prichard’s individual performance objectives were aligned with the Company’s strategic focus areas of profitability and growth.  Specifically, Mr. Prichard’s goals were to improve earnings, and increase market share in loans and deposits.

•	Other Named Executive Officers. For 2017, the performance objectives of the Named Executive Officers were identical to Mr. Prichard’s.

MIP for Fiscal Year 2015, 2016 and 2017.  The goals for each participant varied and related to the individuals potential to affect our operations.  For fiscal years 2015, 2016 and 2017, the Committee established specific monthly department and/or individual and bank goals with a threshold (bronze), target (silver) and maximum (gold) achievement level for each goal that remained constant throughout the year.  Bronze and gold levels are set below and above the silver level (generally five to ten percentage points, as applicable).  The monthly department and/or individual goals included loan and deposit increases, income increases, new customer accounts, efficiency measures and specific customer service improvements.  The Company goals were to increase earnings, deposit growth, and loan growth.

We made annual MIP Payments.  To help our employees individually monitor his or her achievement results, each month we evaluated whether the applicable department, individual or Company achieved the bronze level or achieved or exceeded the silver or gold level for each of its, his or her goals.  On an annual basis, we calculated the average of each of the prior 12-month results for each goal and then evaluated whether the department, individual or company achieved or exceeded the bronze, silver or gold levels for the 12-month period for each of its, his or her goals.  Each goal had an award value based upon a percentage of an individual’s salary and each individual received 33% of the gold goal award if the bronze level was met, 67% of the gold goal award if silver level was met and 100% of the gold goal award if gold level was met.  The payout percentages (as a percent of salary) for the Named Executive Officers ranged from 32% to 37% for 2017.  Awards made to Named Executive Officers under the MIP for performance in 2015, 2016 and 2017 are reflected in the “non-equity incentive plan compensation” column of the Summary Compensation Table.

Long-Term Incentive Compensation:

2009 Stock Award Plan.  The 2009 Stock Award Plan is intended to help us enhance the link between the creation of shareholder value and long-term executive incentive compensation, to provide an opportunity for increased equity ownership by executives and to maintain competitive levels of total compensation.  Under this plan, our Board and the Committee have the ability to issue stock options, stock appreciation rights, restricted stock and other stock-based awards.

Due to the expiration of the 2005 Restricted Stock Grant Plan as mentioned below, in 2017 the Committee utilized the 2009 Stock Award Plan to compensate executives and other officers for sustained increases in our stock performance by issuing restricted stock.  Twenty percent of each grant vests annually on the anniversary date of the grant (assuming the recipient is still in our employ).  Upon a change of control, death, disability or retirement (assuming the individual has reached the age of 65 or greater when he or she retires) any restriction period will expire immediately and the employee will hold the restricted stock free of any restrictions.  Upon any other termination of employment, nonvested awards are immediately forfeited.

Based on its subjective judgment, the Committee annually establishes the awards to the executive officers under the 2009 Stock Award Plan based on the salary level of each employee.  The Committee, in its discretion, may also award stock grants to newly hired employees and to employees who are promoted.  These awards are reflected in the Summary Compensation Table and the Grants of Plan Based Awards Table for our Named Executive Officers.

2005 Restricted Stock Grant Plan.  The 2005 Restricted Stock Grant Plan, which expired in May 2015, encouraged participants to focus on long-term Company performance and provided an opportunity for executives and other officers to increase their stake in the Company through restricted grants of our common stock.  Starting in 2006, the Committee utilized the 2005 Restricted Stock Grant Plan to compensate executives and other officers for sustained increases in our stock performance.  Twenty percent of each grant vests annually on anniversary date of the grant (assuming the recipient is still in our employ).  Upon a change of control, death, disability or retirement (assuming the individual has reached the age of 65 or greater when he or she retires) any restriction period will expire immediately and the employee will hold the restricted stock free of any restrictions.  Upon any other termination of employment, nonvested awards are immediately forfeited.

Based on its subjective judgment, the Committee annually established the awards to the executive officers under the 2005 Restricted Stock Grant Plan based on the salary level of each employee.  The Committee, in its discretion, also awarded stock grants to newly hired employees and to employees who were promoted.  These awards are reflected in the Summary Compensation Table.

Retirement Plan & Trust.  The Retirement Plan & Trust (the “Plan”) was terminated at December 31, 2008.  The Company made distributions under the Plan and the distribution amounts made to Plan participants were based upon amendments made to the Pension Protection Act of 2006 and the Internal Revenue Code of 1986, as amended.  While the Internal Revenue Service issued a favorable determination as to the Plan termination in July 2010, the Pension Benefit Guaranty Corporation (“PBGC”) chose to audit the Plan.  Following the audit, the PBGC asserted that the Plan termination benefits were too low.  The Company and PBGC litigated the matter and the courts found in favor of the PBGC.  As a result, the Company distributed approximately $1.5 million in additional benefits to Plan participants in 2015, a portion of which was paid by professionals who assisted the Company in the termination of the Plan.

In connection with the termination of the Plan, employees had the choice of choosing to receive their distributions as a rollover to their 401(k) plans or to IRAs, or they could choose to receive cash or an annuity.  Additionally, employees who had more than 50 years of combined age plus years of service as of December 31, 2008 received additional distribution credits (“transition credit amounts”), which have been and will continue to be paid through the 401k Plan.  Finally, Plan participants also had the option to rollover their additional $1.5 million Plan termination distributions to a 401(k) or IRA, or to receive cash.

Profit Sharing (401k) Plan.  Our Profit Sharing (401k) Plan is available to all employees, including the Named Executive Officers.  We match 100% of the first 6% of pay that is contributed by an employee to the plan.  All employee contributions to the plan are fully-vested upon contribution, and matching contributions are vested after 3 years of service.  We may, at our discretion, make a profit sharing contribution to the plan.  We have not made a profit sharing contribution since we added the 401(k) feature to the plan.  Due to the termination of the Retirement Plan mentioned above, transition credits will be earned by employees who have more than 50 years of combined age plus years of service as of December 31, 2008 and this will be paid through the 401k Plan.

Compensation Policies and Practices as They Relate to the Company’s Risk Management.  The Compensation Committee annually reviews our Company plans with its senior risk officers to ensure that (a) any risks posed by such plans have been limited, (b) these plans do not encourage behavior focused on short-term results rather than long-term value creation and (c) the plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.  We do not believe that there is anything inherent in the various compensation plans described above that encourages the manipulation of reported earnings to enhance the compensation of any employee or encourages behavior focused on short-term results rather than long-term value creation.  Our compensation plans use multiple performance goals and risk-based criteria and, in a number of cases (a) provide for delayed payment of awards in order to ensure that risk-based performance measurements continue to be met over an extended period of time; and (b) provide for payment in the common stock of the Company, which effectively aligns the interests of employees with those of shareholders in enhancing the long-term value of the Company’s stock.

The following summary describes how risk factors have been addressed:

•

Salaries.  Past salary surveys have verified that the salaries of our officers are not excessive, in comparison with peers, and we do not believe that there is anything in our salary compensation structure, or in the manner in which raises are awarded, that poses any unnecessary risk.

•

MIP.  This plan provides cash incentives to our employees and departments who meet targeted monthly goals tailored for their business activities.  To discourage the taking of unnecessary and excessive risks, awards earned under this plan are only paid annually and net income is the largest component in the plan in order to counterbalance other excessive risks in other goals of the plan.

•

2009 Stock Award Plan.  We do not believe that any of the grants under the 2009 Stock Award Plan encourage the taking of unnecessary and excessive risks because:  (a) the value of the awards is tied to the market value of the Company’s common stock and will be enhanced to the extent the Company recognizes improved earnings over a longer period of time; (b) since the awards are payable in stock, the tax code treatment of long-term versus short-term capital gains encourages the recipients to hold the stock that they receive, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Company; and (c) the required vesting periods discourage employees from taking short-term actions which would have a negative effect upon the long term value of the Company.

•

Perquisites.  We provide nominal perquisites to our Named Executive Officers and certain other officers.  Because of the relatively small dollar amount of these perquisites and because they are not tied to any specific performance metrics, we do not believe that this element of compensation in any way encourages excessive or unnecessary risk taking.

Report of the Compensation Committee.

The Compensation Committee of our Board of Directors is composed of three members who are independent, outside directors as defined under NASDAQ director independence rules.  The Compensation Committee has furnished the following report:

We determine the total compensation of the Company’s CEO.  With input from the CEO, we also determine the total long-term compensation of the other executive officers and the total short-term and long-term compensation of the directors.  We do not have power to delegate our authority.  We do not have a charter.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Company’s philosophy and procedures. We have reviewed and discussed the Compensation Discussion and Analysis with management.  Based on our review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2018 Annual Meeting of Shareholders.

Dated:  March 19, 2018

Edwin S. Saunier, Chairman
Henry Hinkle

Ted McClain

Compensation of Named Executive Officers.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our CEO, our Chief Financial Officer, and each of our three most highly compensated executive officers other than the CEO and Chief Financial Officer.

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
Name & Position	Year	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
				(1)	(2)	(3)	(4)
Louis Prichard	2017	$314,705	$—	$11,375	$115,657	$—	$36,980	$478,717
President, CEO	2016	300,000	—	10,378	107,626	—	42,107	460,111
	2015	251,327	—	9,573	84,886	24,612	32,812	403,210

Gregory J. Dawson	2017	135,486	—	5,363	42,678	9,050	11,315	203,892
Sr VP, CFO	2016	131,612	—	4,892	40,471	9,148	11,797	197,920
	2015	127,769	—	4,513	35,264	54,312	11,719	233,577

Norman J. Fryman	2017	182,531	—	5,363	57,497	18,157	18,651	282,199
Exec VP, Chief	2016	177,314	—	4,892	54,524	17,601	19,903	274,234
Credit Officer	2015	171,293	—	4,513	56,527	76,670	18,139	327,142

William H. Hough	2017	162,531	—	5,363	54,880	—	13,976	236,750
Exec VP, Director of	2016	134,476	—	4,892	41,351	—	13,268	193,987
Sales and Service	2015	130,559	—	4,513	43,084	3,752	9,620	191,528

Jim Braden	2017	167,443	—	5,363	54,927	—	12,319	240,052
Exec VP, Chief	2016	142,255	—	4,892	43,743	—	11,287	202,177
Operating Officer	2015	136,744	—	4,513	38,664	—	11,014	190,935

(1)

The amounts under this column represent the aggregate grant date fair value of the restricted stock that we granted each of our Named Executive Officers computed in accordance with FASB ASC Topic 718.  The restricted stock will vest ratably over a five-year period.  The grant date fair value of each restricted stock awarded in 2015 was $27.35, in 2016 was $29.65, and in 2017 was $32.50.

(2)	Represents cash payments from satisfaction of the performance goals under the MIP plan. See discussion above under “Currently Paid Compensation Components: Performance-Based Incentive Compensation”.

(3)

Represents the transition credit amount from the termination of the pension plan, and additional payments in 2015 based upon the pension plan litigation ruling.  For a discussion of this payment see “Long-Term Incentive Compensation: Profit Sharing (401k) Plan”.

(4)

The amounts reflected in this column for the Named Executive Officers include premiums paid for life insurance, a car allowance for Mr. Prichard and Mr. Hough, the Company’s matching contributions of the first 6% of voluntarily deferred salary contribution into his/her 401(k) plan (which was $16,200 for Mr. Prichard) and director fees of $16,900 for Mr. Prichard.

2017 Pay Ratio Disclosure

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
Name & Position	Year	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
				(1)	(2)		(3)
Louis Prichard	2017	$314,705	$—	$11,375	$115,657	$—	$36,980	$478,717
President, CEO

Median Employee	2017	$31,146	$—	$2,112	$3,518	$—	$2,104	$36,734

(1)  The amounts under this column represent the aggregate grant date fair value of the restricted stock that we granted Mr. Prichard and our median employee computed in accordance with FASB ASC Topic 718.

(2) Represents cash payments from satisfaction of the performance goals under the MIP plan.  See discussion above under “Currently Paid Compensation Components:  Performance-Based Incentive Compensation”.

(3) The amounts reflected in this column for both Mr. Prichard and the median employee include the Company’s matching contributions of the first 6% of voluntarily deferred salary contribution into his/her 401(k) plan (which was $14,700 for Mr. Prichard).  The remaining amounts in the column for Mr. Prichard include premiums paid for life insurance, a car allowance, and director fees of $18,000.

In determining the median employee compensation, the Company calculated the total annual compensation for 2017 for all full time and part time active employees as of December 31, 2017 (the “Identification Date”), excluding the President/CEO.  We did not exclude any employees.  We used gross pay reported on our employees’ 2017 Form W-2 to determine annual total compensation for those that were employed for the full year.  For full-time employees who had not been employed by the Company the full year, annual total compensation was determined by using current agreed upon annual salary as of the Identification Date.  For part-time employees who have not been employed by the Company the full year, annual total compensation was determined by annualizing the gross pay reported on the employee’s 2017 Form W-2.  Additionally, we computed the value of stock awards in accordance with FASB ASC Topic 18.  The President/CEO’s total annual compensation is approximately thirteen (13) times larger than the median employee’s annual total compensation.

Grants of Plan Based Awards Table

The following table contains information regarding incentive compensation under the Company’s MIP plan and the grant of restricted stock under the 2009 Stock Award Plan to the Named Executive Officers eligible for incentive plan awards during the year ended December 31, 2017.

Grants of Plan Based Awards

					All Other
					Stock Awards:	Grant
		Estimated Future Payments Under			Number of	Date Fair
		Non-Equity Incentive Plan Awards			Shares of	Value
	Grant	(1)			Restricted	of Stock
Name	Date	Threshold	Target	Maximum	Stock	Awards
					(2)
Louis Prichard
Restricted Stock	1/3/2017				350	$11,375
MIP	1/1/2017	$55,075	$110,149	$165,224

Gregory J. Dawson
Restricted Stock	1/3/2017				165	5,363
MIP	1/1/2017	20,323	40,645	60,968

Norman J. Fryman
Restricted Stock	1/3/2017				165	5,363
MIP	1/1/2017	27,380	54,759	82,139

William Hough
Restricted Stock	1/3/2017				165	5,363
MIP	1/1/2017	24,380	48,759	73,139

Jim Braden
Restricted Stock	1/3/2017				165	5,363
MIP	1/1/2017	25,117	50,233	75,350

(1)

Represents three potential management incentive plan compensation amounts that could be paid to the individual Named Executive Officer depending upon the Company’s meeting these various targets in 2017.  See the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above for amounts earned by the respective individuals.  For a discussion of the goals and requirements of the incentive compensation, see “Currently Paid Compensation Components:  Performance-Based Incentive Compensation - MIP for Fiscal Year 2015, 2016 and 2017.”

(2)	Awards of restricted shares of our common stock in 2017 under our 2009 Stock Award Plan. The shares of restricted stock vest ratably over 5-years.

Outstanding Equity Awards Table

		Outstanding Equity Awards at December 31, 2017
		Stock Awards(1)
			Market
		Number of	Value of
		Shares or	Shares or
		Units of	Units of
		Stock that	Stock that
	Grant	Have not	Have not
Name	Date	Vested	Vested

Louis Prichard	1/3/17	350	$16,118
	1/4/16	280	12,894
	1/2/15	210	9,671
	1/2/14	140	6,447
	1/2/13	70	3,224

Gregory J. Dawson	1/3/17	165	7,598
	1/4/16	132	6,079
	1/2/15	99	4,559
	1/2/14	66	3,039
	1/2/13	33	1,520

Norman J. Fryman	1/3/17	165	7,598
	1/4/16	132	6,079
	1/2/15	99	4,559
	1/2/14	66	3,039
	1/2/13	33	1,520

William Hough	1/3/17	165	7,598
	1/4/16	132	6,079
	1/2/15	99	4,559
	1/2/14	66	3,039
	1/2/13	33	1,520

Jim Braden	1/3/17	165	7,598
	1/4/16	132	6,079
	1/2/15	99	4,559
	1/2/14	66	3,039
	1/2/13	33	1,520

(1)

The shares of restricted common stock vest ratably over a five-year period.  In the event of a change in control of the Company, any restrictions will expire immediately and the employee will thereafter hold the shares of common stock without any restrictions.

Option Exercises and Stock Vested Table

The following table sets forth certain information regarding the vesting of restricted stock and the exercise of options by the Named Executive Officers during calendar year 2017.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting	on Vesting
Louis Prichard	350	$11,375
Gregory J. Dawson	165	5,363
Norman J. Fryman	165	5,363
William Hough	165	5,363
Jim Braden	165	5,363

PROPOSAL NO. 3

Non-binding, Advisory Vote on the Company’s Overall Executive Compensation Programs and Procedures

Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires that we include in this proxy statement a resolution subject to shareholder vote on the compensation paid to our named executive officers as disclosed in this proxy statement (commonly referred to as “Say-on-Pay”).

The compensation paid to our named executive officers is disclosed on pages 17 to 25 of this proxy statement in the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”  We believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.  Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in its proxy statement for the May 22, 2018 annual meeting of stockholders, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

If you submit a proxy but there is no designation as to how the shares represented should be voted on this matter, the proxy will be voted for the approval of the compensation paid to the Company’s named executive officers. The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this proposal will be required for approval.

Your vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors.  The vote will not be construed to overrule any decision by the Company or the Board of Directors; to create or imply any change to the fiduciary duties of the Company or the Board of Directors; or to create or imply any additional fiduciary duties for the Company or the Board of Directors.  However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Company’s Board of Directors recommends voting FOR the proposal to approve the compensation paid to the Company’s named executive officers disclosed in “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” appearing on pages 17 through 25 of this proxy statement.

Transactions with Related Persons.

Our operating subsidiary, Kentucky Bank, has had and expects in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their affiliates.  All loans to and deposits from such persons or their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons not related to the lender, and, in the opinion of management, have not involved more than the normal risk of collectability or other unfavorable features.

Additional information concerning transactions with related persons is hereby incorporated by reference to Note 4 and Note 8 of our December 31, 2017 audited consolidated financial statements filed on Form 10-K.

Our practice has been that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the Board of Directors.  Any such related party transactions will only be approved or ratified if the Board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.  The transaction relating to Mr. McClain described below has been reviewed and approved or ratified by our Board.

We paid The Hopewell Company, Inc., a Kentucky corporation, $560,719 from the Company.  The amounts attributed to premium payments are directly passed through to the insurance companies that issued the insurance policies we bought.  Mr. McClain owns 40% of The Hopewell Company, Inc. and is also a director of the company.  The aggregate amount retained by The Hopewell Company, Inc. for property or services during each of 2017, 2016 and 2015 did not exceed $200,000 or 5% of The Hopewell Insurance Company’s consolidated gross revenues for the applicable year.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Based solely upon our review of the Forms 3, 4, and 5 filed during 2017, and written representations from certain reporting persons, we reasonably believe that all required reports were timely filed, with the following exception:  one Form 4 for Mr. Omohundro.

. Electronic Voting Instructions Available 24 hours a day, 7 days a week. Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the internet or telephone must be received by 1:00 a.m., Eastern Time, on May 22, 2018. Vote by internet • Go to www.envisionreports.com/KTYB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3. ForAgainst Abstain + 1. Ratification of appointment of Crowe Horwath LLP as the Company’s Registered Public Accountants for 2018 2. Election of Directors to serve until the 2021 Annual Meeting: 01 - Ted McClain 02 - Edwin S. Saunier 03 - Buckner Woodford IV Mark here to vote FOR all nominees. Mark here to WITHHOLD vote from all nominees. 01 02 03 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. CUMULATIVE VOTING: If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See page 3 of the proxy statement for an explanation of cumulative voting. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail. ForAgainst Abstain 3. Non-binding advisory vote on the Company’s overall executive compensation programs and procedures B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears on your stock certificate(s). Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, AND C ON BOTH SIDES OF THIS CARD. + 1 U P X 02T0GB Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2018. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: www.envisionreports.com/KTYB q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — KENTUCKY BANCSHARES, INC. + ANNUAL MEETING OF SHAREHOLDERS — MAY 22, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Appointment of Proxies; Items to be Voted Upon. The undersigned hereby appoints Buckner Woodford IV and Gregory J. Dawson, or either one of them (with full power to act alone), my proxy, each with the power to appoint his substitute, to represent me to vote all of the Corporation’s Common Shares which I held of record or am otherwise entitled to vote at the close of business on March 15, 2018, at the 2018 Annual Meeting of Shareholders to be held on May 22, 2018 and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows: How Your Proxy Will Be Voted. If this proxy is properly executed, then the Proxies will vote: (1) as you specify above or (2) if you do not specify your vote above, then - FOR the ratification of the registered public accountants, - FOR all the Nominees referred to in Item 2. Additionally, the Proxies will have discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for a substitute nominee if any nominee becomes unavailable for election for any reason, - FOR the proposed non-binding advisory vote on the Company’s overall executive compensation programs and procedures, - As the Proxies decide on any other matter that comes before the meeting. Directions to Annual Meeting. You can obtain directions to the Annual Meeting by contacting Gregory J. Dawson at 339 Main Street, Paris, KY 40361 or by calling our office at (859) 988-1303. Acknowledgement. By signing this card the undersigned acknowledges receipt of the Notice of Annual Meeting of May 22, 2018, the accompanying proxy statement, and our 2017 Annual Report to Shareholders, including financial statements. Shareholders to be held C Non-Voting Items, if applicable Change of Address — Please print your new address below.Comments — Please print your comments below. Annual Report Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. Meeting Attendance Mark here if you plan to attend the Annual Meeting. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, AND C ON BOTH SIDES OF THIS CARD.

. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3. ForAgainst Abstain + 1. Ratification of appointment of Crowe Horwath LLP as the Company’s Registered Public Accountants for 2018 2. Election of Directors to serve until the 2021 Annual Meeting: 01 - Ted McClain 02 - Edwin S. Saunier 03 - Buckner Woodford IV Mark here to vote FOR all nominees. Mark here to WITHHOLD vote from all nominees. 01 02 03 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. CUMULATIVE VOTING: If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See page 3 of the proxy statement for an explanation of cumulative voting. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail. ForAgainst Abstain 3. Non-binding advisory vote on the Company’s overall executive compensation programs and procedures B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears on your stock certificate(s). Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02T0HB Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2018. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: www.edocumentview.com/KTYB q PLEASE FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — KENTUCKY BANCSHARES, INC. ANNUAL MEETING OF SHAREHOLDERS — MAY 22, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Appointment of Proxies; Items to be Voted Upon. The undersigned hereby appoints Buckner Woodford IV and Gregory J. Dawson, or either one of them (with full power to act alone), my proxy, each with the power to appoint his substitute, to represent me to vote all of the Corporation’s Common Shares which I held of record or am otherwise entitled to vote at the close of business on March 15, 2018, at the 2018 Annual Meeting of Shareholders to be held on May 22, 2018 and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows: How Your Proxy Will Be Voted. If this proxy is properly executed, then the Proxies will vote: (1) as you specify above or (2) if you do not specify your vote above, then - FOR the ratification of the registered public accountants, - FOR all the Nominees referred to in Item 2. Additionally, the Proxies will have discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for a substitute nominee if any nominee becomes unavailable for election for any reason, - FOR the proposed non-binding advisory vote on the Company’s overall executive compensation programs and procedures, - As the Proxies decide on any other matter that comes before the meeting. Directions to Annual Meeting. You can obtain directions to the Annual Meeting by contacting Gregory J. Dawson at 339 Main Street, Paris, KY 40361 or by calling our office at (859) 988-1303. Acknowledgement. By signing this card the undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 22, 2018, the accompanying proxy statement, and our 2017 Annual Report to Shareholders, including financial statements.